        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 2001
                                                      REGISTRATION NO. 333-73110
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------


                                 AMENDMENT NO. 1

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                               DIGITALTHINK, INC.
             (exact name of registrant as specified in its charter)

     DELAWARE                                        94-3244366
     State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)                  Identification Number)

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JON C. MADONNA
                             CHIEF EXECUTIVE OFFICER
                               DIGITALTHINK, INC.
                              1098 HARRISON STREET
                         SAN FRANCISCO, CALIFORNIA 94103
                                 (415) 625-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          CHRISTOPHER D. MITCHELL, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE


==========================================================================================================================

Title Of Each Class of           Proposed Amount       Proposed Maximum               Aggregate           Amount of
Securities to be Registered      to be Registered(1)   Offering Price Per Share (1)   Offering Price      Registration Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock $0.01 par value      1,436,752 shares     $7.84                          $11,264,135.68      $2,816.03
==========================================================================================================================


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices reported on the Nasdaq National Market on November 5, 2001.


                                ----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

================================================================================
                  SUBJECT TO COMPLETION, DATED DECEMBER 7, 2001

                                1,436,752 SHARES

                               DIGITALTHINK, INC.
                                  COMMON STOCK

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE [6] OF THIS PROSPECTUS FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING THESE SECURITIES.

Our common stock is quoted on the Nasdaq National Market System under the symbol "DTHK." On November 5, 2001, the average for the high and low price of our common stock on the Nasdaq was $7.84 per share.

The selling stockholders, who acquired these shares as consideration for DigitalThink's purchase of certain shares of the Series B Preferred Stock and Common Stock of LearningByte International, Inc., may offer and sell these shares from time to time.

                                -----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 7, 2001.

TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary .................................................................      5
Factors Affecting Future Results ........................................      7
Use of Proceeds .........................................................     13
Selling Stockholders ....................................................     14
Plan of Distribution ....................................................     16
Legal Matters ...........................................................     17
Experts .................................................................     17
Where You Can Find Additional Information ...............................     17
Information Incorporated by Reference ...................................     17




     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock, only in those jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

     In this prospectus, "DigitalThink," "we," "us," and "our" refer to DigitalThink, Inc. and its subsidiaries.

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us and the common stock being sold in this offering, including "Risk Factors" and in the documents incorporated by reference in this prospectus.

                               DIGITALTHINK, INC.

     We provide e-learning courses and services, which are designed, developed, deployed and delivered on an end-to-end basis. Our outsourced, Web-based courses enable customers to deliver learning to any participant who has access to the Internet using a standard Web browser. Our e-learning offerings are designed to enable our Global 2000 customers to deliver knowledge to a broad set of constituencies and provide customers the ability to monitor, track and measure student participation, performance and knowledge acquisition. Businesses purchase course registrations and offer those courses to participants, including the extended enterprise of employees, distributors, suppliers and customers. We had delivered courses to over 390 customers on more than 540 subjects as of June 30, 2001.

     Our e-learning products and services help customers achieve strategic business results by addressing specific business issues and delivering targeted, relevant information simultaneously to a large population of users. Businesses use our products and services to increase the productivity of their employees, improve the effectiveness of their sales channels and enhance the knowledge and satisfaction of their customers. We initially focused on delivering information technology courses and have extended this focus to develop off-the-shelf and custom courses for our customers covering a broad range of business needs. Our current catalog of fully developed courses covers a variety of industries including technology, financial services and telecommunications. Our customers either select courses from our catalog or pay us to develop custom courses for their specific requirements.

     Senior executives at these leading companies realize that a fundamental source of competitive advantage is the depth, consistency and currency of knowledge possessed by their employees, distributors, suppliers and customers. Employees who know more about a company's business are generally able to perform more effectively. Sales professionals and distributors who understand the benefits of a company's services achieve better results. Customers who learn the benefits of a product's features tend to be more loyal, less expensive to support and more likely to purchase again. Driving knowledge to the extended enterprise effectively reduces the time-to-market of new products and services, improves sales channel productivity and reduces customer support costs. The result is a demonstrable increase in operating efficiency and profitability.

     According to Training Magazine's 2001 annual industry report, businesses spend $57 billion annually on learning programs in the United States. By leveraging the Internet, business can instantly and simultaneously deploy content to a broad, global audience. This content can be easily and continuously accessed, modified and refreshed and learning programs can be enhanced as participants use e-mail and chat rooms to establish interactive relationships with instructors and peers. Web-based technologies can also offer real-time tracking of participant performance. We believe e-learning will become a growing part of this market as e-learning is demonstrated to be more effective than, and becomes a more accepted alternative to, instructor-led training. Based on the experiences of our customers, instructor-led programs can be costly, ineffective, difficult to deploy to a dispersed set of participants and often provide no reliable way to track participants' progress or the effectiveness of learning programs.

     We host e-learning courses and services that are designed to deliver the knowledge necessary to compete in today's dynamic marketplace. Our approach to e-learning combines powerful delivery technologies, customized content, dedicated tutors and tools to track and report on course registrations and measure student participation and performance. In addition to hosting, we centrally manage all software and content. Our e-learning platform significantly reduces our customers' learning infrastructure costs and enables us to rapidly customize and update our courses. As more businesses use e-learning as an indispensable business tool, the corporate e-learning market is projected to grow from $2.3 billion in 2000 to more than $18 billion in 2005, according to International Data Corporation.

     With the acquisition of LearningByte International, Inc. (LBI) in August 2001, we now offer a behind the firewall solution for intranet delivered courseware. Coupled with increased production capabilities in India that are based on highly scalable and repeatable development methodologies and LBI's strong presence in the automotive, rental car and airline industries, we are able deliver a full range of custom e-learning solutions to our customers.

     With our Web-based technology, we can scale to deliver online content to thousands of concurrent participants who can access courses from anywhere, at any time through a standard Web browser. This enables our customers to simultaneously educate large, geographically dispersed groups on new initiatives, products or processes. Our innovative instructional design encourages participants to interact with tutors and peers through e-mail and the Internet using chat rooms and discussion boards. In addition, if our customers would like to deliver the solution internally, our new LBI technology will allow for the deployment of content behind a customer's firewall.

     We refer to our e-learning offering as a "solution" because we manage all aspects of e-learning on an end-to-end basis. We offer instructional and Web-design expertise, as well as the technology necessary to deploy, deliver, track and monitor the learning process. In addition we provide access to a community of mentors and tutors that provide prompt responses to course participants. Our customers rely on this comprehensive solution to address and resolve the challenges of deploying e-learning. Our solution consists of previously developed catalog courses on a variety of topics and custom-designed courses built to address the specific needs of our customers. Our agreements generally permit us to use the content we develop for one customer in other courses.

     We intend to leverage our expertise in course design and delivery to establish the most effective e-learning courses and services for our customers as they expand their learning initiatives. Key elements of our strategy include:

          -    enhancing our e-learning courses, services and delivery software;

          -    developing long-term strategic relationships with our customers;

          - introducing new courses and leveraging our existing courses across multiple customers and industries;

          - expanding our sales network of learning resellers, consulting companies, co-developer partners and Internet portals; and

          - delivering our e-learning solutions in strategically targeted international markets.

     We generate revenues from participants registering for catalog or customized e-learning courses. We begin recognizing these Delivered Learning fees when a participant registers for a course. These fees are recognized ratably over the term of the course, which is typically six months. We also derive revenues from contracts that require us to develop custom-tailored e-learning or computer-based learning solutions. Typically, these Learning Solution service revenues are generated from implementation services, course content development, instructional plan design and release of the course for access by participants. Learning Solution service revenues are recognized as earned on a percentage of completion basis.

     We will encounter various risks and uncertainties in connection with the implementation of our strategy. These include uncertainties regarding acceptance of e-learning, uncertainties associated with our plans to develop and acquire new course offerings and uncertainties associated with attracting and retaining skilled employees. In addition, we have an accumulated deficit of $104.1 million at June 30, 2001 and anticipate incurring losses, which may be substantial, in the foreseeable future. We also operate in a highly competitive industry with relatively low barriers to entry.

     We are located at 1098 Harrison Street, San Francisco, California 94103, and our telephone number is (415) 625-4000. Our corporate Web site is located at www.digitalthink.com. Statements and information contained on our Web site are not part of this prospectus. We were incorporated in California in April 1996 and reincorporated in Delaware in December 1999.



     DigitalThink, the Internet Learning Solution, Smart Companies Get It and the DigitalThink logo are trademarks and service marks of ours. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                        FACTORS AFFECTING FUTURE RESULTS


OUR LIMITED OPERATING HISTORY AND THE NEW AND EMERGING E-LEARNING MARKET MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND FUTURE PROSPECTS.

We commenced operations in April 1996 and did not begin to generate significant revenues until fiscal 1999. In the first fiscal quarter of 2002, we had revenues of $15.0 million. We are still in the early stages of our development, which, when combined with the new and emerging e-learning market, and general economic factors affecting the technology sector, make it difficult to evaluate our business or our prospects. Because of our limited operating history, we have a limited and unproven ability to predict the trends in the e-learning market and in our business. The uncertainty of our future performance, in particular, and the uncertainty regarding the acceptance of e-learning, in general, increases the risk that we will be unable to build a sustainable business and that our stockholder value will decline.

WE HAVE A HISTORY OF LOSSES AND A LARGE ACCUMULATED DEFICIT OF $104.1 MILLION AT JUNE 30, 2001. WE EXPECT FUTURE LOSSES OVER THE NEXT THREE QUARTERS AND WE MAY NOT ACHIEVE PROFITABILITY WITHIN THE TIMEFRAMES PUBLIC STOCKHOLDERS ANTICIPATE.

We have experienced losses in each quarter since our inception and expect that our quarterly losses will continue at least through the next three quarters. Our accumulated deficit as of June 30, 2001 was $104.1 million. We have never achieved a profitable quarter and we expect to continue to incur quarterly losses as we expand our operations, invest in our technology, fund the development of new content and support our growth. We plan to increase our operating expenses to market, sell and support our e-learning solutions, build infrastructure, add additional features to our product and hire additional staff. We also plan to invest heavily to develop and acquire new course offerings with new areas of expertise, which will increase operating expenses.

We currently expect our total costs, including non-cash expenses, to be at least $100.0 million in fiscal 2002. As a result, we will need to significantly increase our quarterly revenues to achieve profitability. If we do not generate sufficient revenues or become profitable within a timeframe expected by public market analysts or investors, the market price of our common stock will probably decline. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

Our revenue and operating results are volatile and difficult to predict and may be susceptible to declines in future periods. Our quarterly results of operations may fluctuate significantly in the future due to shortfalls in revenues or orders or the timing of orders. We therefore believe that quarter to quarter comparisons of our operating results may not be a good indication of our future performance. In the event of a revenue or order shortfall or unanticipated expenses in some future quarter or quarters, our operating results may be below the expectations of public market analysts or investors. In such an event, the price of our common stock may decline significantly. Our current and future expense estimates are largely fixed and based, to a significant degree, on our estimates of future revenue. We will likely be unable to, or may elect not to, reduce spending quickly enough to offset any unexpected revenue shortfall. Therefore, any significant shortfall in revenue in relation to our expectations would cause our quarterly results for a particular period to decline.

IN RECOGNIZING REVENUE WE DEPEND ON THE TIMELY ACHIEVEMENT OF VARIOUS MILESTONES, AND OUR INABILITY TO RECOGNIZE REVENUE IN ACCORDANCE WITH OUR EXPECTATIONS WILL HARM OUR OPERATING RESULTS.

In accordance with our revenue recognition policy, our ability to record revenues depends upon several factors. These factors include acceptance by our customers of new courses and the pace of participant registrations in courses once they are completed and made available for access from our Web site. All of our customer contracts provide that at least a portion of our revenues depend on either course completion or participant registration, or both. Revenues from custom course development accounted for approximately 48% of our total revenues for the quarter ended June 30, 2001. Our ability to recognize revenues from custom-tailored courses depends upon our customers providing us with subject matter experts and content to be incorporated into the courses as well as our completion of production and obtaining customer acceptance at each stage of development. Accordingly, if customers do not provide us with the subject matter experts or content in a timely manner, we will not be able to recognize the revenues associated with that project, which would harm our operating results.

In addition, if the expected number of participants do not sign up for a course, our ability to recognize revenues will be delayed, which could also harm our operating results in any quarter. Participant registration depends in large part on the promotional activities of our customers. If customers fail to take necessary measures to require employee enrollment in courses or if they fail to promote the course effectively to persons outside their organization, our ability to recognize revenues, and therefore our operating results, could be harmed.

IN ANY QUARTER, A DELAY IN RECEIVING PAYMENT FROM A KEY CUSTOMER COULD HARM OUR PERFORMANCE.

We expect that we will continue to depend upon a small number of customers for a significant portion of our revenues. As a result, our operating results could suffer if we lost any of these customers or if these customers delayed payment in any future fiscal period. For example, in fiscal 2001, our largest customer accounted for 10.4% of our total revenues. In fiscal 2000, our largest customer accounted for more than 30% of our revenues. We expect that EDS will account for a significant portion of our revenues at least through fiscal 2005.

OUR GROWTH DEPENDS ON HIRING AND RETAINING THIRD-PARTY TUTORS AND OTHER QUALIFIED PERSONNEL IN A HIGHLY COMPETITIVE EMPLOYMENT MARKET.

The growth of our business and revenues will depend in large part upon our ability to attract and retain sufficient numbers of highly skilled employees, particularly database engineers, course content developers, Web designers and technical and sales personnel. We primarily rely on individual third parties to provide the majority of our tutoring and our ability to support our courses depends on the availability and competence of these third-party tutors. Education and Internet related industries create high demand for qualified personnel. We require personnel with educational course and Web design experience. Candidates experienced in both areas are limited. Currently, we contract with individual tutors throughout the United States, the United Kingdom, New Zealand and Australia. Our failure to attract and retain sufficient skilled personnel and tutors may limit the rate at which we can grow, which will harm our business and financial performance.

THE GROWTH OF OUR BUSINESS REQUIRES WIDE ACCEPTANCE OF E-LEARNING SOLUTIONS.

The market for e-learning solutions is new and rapidly evolving. A number of factors could impact the acceptance of our e-learning solutions, including:

     -    historic reliance on traditional education methods;

     - limited allocation of our customers' and prospective customers' education budgets to e-learning; and

     -    ineffective use of online learning solutions.

Our e-learning solutions are new, largely untested and less familiar to prospective customers than more established education methods. If the market for e-learning fails to develop or develops more slowly than we expect, we will not achieve our growth and revenue targets and our stock price will likely decline.

THE LENGTH AND VARIABILITY OF OUR SALES CYCLE MAY MAKE OUR OPERATING RESULTS UNPREDICTABLE AND VOLATILE.

The period between our initial contact with a potential customer and the first purchase of our solution by that customer typically ranges from three to nine months. In some cases this period has extended for almost two years. Because we rely on large sales for a substantial portion of our revenues, these long sales cycles can adversely effect our financial performance in any quarter. Factors which may contribute to the variability and length of our sales cycle include the time periods required for:

     - our education of potential customers about the benefits of our e-learning solutions;

     - our potential customers' assessment of the value of online solutions compared to traditional educational solutions;

     -    our potential customers' evaluation of competitive online solutions;
          and

     -    our potential customers' internal budget and approval processes.

Our lengthy sales cycle limits our ability to forecast the timing and size of specific sales. This, in turn, makes it difficult to predict quarterly financial performance.

WE MAY NOT HAVE ADEQUATE RESOURCES TO COMPETE EFFECTIVELY, ACQUIRE AND RETAIN CUSTOMERS AND ATTAIN FUTURE GROWTH IN THE HIGHLY COMPETITIVE E-LEARNING MARKET.

The e-learning market is evolving quickly and is subject to rapid technological change, shifts in customer demands and evolving learning methodologies. In recent months e-learning has received more attention and numerous new companies have entered the market. As a result, customers and potential customers have more choices. This challenges us to distinguish our offerings. If we fail to adapt to changes and the increased competition in our industry, we may lose existing customers or fail to gain new customers. No single competitor accounts for a dominant market share, yet competition is intense. We compete primarily with:

     -    third-party suppliers of instructor-led education and learning;

     -    internal education departments; and

     -    other suppliers of technology-based learning solutions.

Due to high market fragmentation, we do not often compete head-to-head with any particular company. On occasion, our customers may evaluate our end-to-end solution by comparison with point solutions offered by other e-learning companies. These companies may include click2learn.com, Docent, IBM, NETg, Saba and SmartForce. We may not provide solutions that compare favorably with traditional or new instructor-led techniques or other technology-based learning methodologies. Our competitors vary in size and in the scope and breadth of the courses and services they offer. Several of our competitors have longer operating histories and significantly greater financial, technical and marketing resources than we do. Larger companies may enter the e-learning market through the acquisition of our competitors. We anticipate that the lack of significant entry barriers to the e-learning market will allow other competitors to enter the market, increasing competition.

To succeed, we must continue to expand our course offerings, upgrade our technology and distinguish our solution. We may not be able to do so successfully. Any failure by us to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in course development or implementation, could impact our ability to capture market share. As competition continues to intensify, we expect the e-learning market to undergo significant price competition. We also expect to face increasing price pressures from customers as they demand more value for their learning related expenditures. Increased competition, or our inability to compete successfully against current and future competitors, could reduce operating margins or cause loss of market share and thought leadership, resulting in a diminution of our brand.

WE RELY ON COOPERATION FROM OUR CUSTOMERS AND THIRD PARTIES TO DEVELOP AND DELIVER COURSES AND OUR BUSINESS WILL SUFFER IF SUCH COOPERATION OCCURS IN AN UNTIMELY OR INEFFICIENT MANNER.

To be competitive, we must develop and introduce on a timely basis new course offerings, which meet the needs of companies seeking to use our e-learning solutions. The quality of our learning solutions depends in large part on our ability to frequently update our courses and develop new content as the underlying subject matter changes. We create courses by incorporating subject matter expertise provided by our customers and third party content developers into an e-learning delivery platform. The quality of our courses depends on receiving content and cooperation from our customers, subject matter experts provided by our customers, and third-party content developers. If we do not receive materials from these sources in a timely manner, we may not be able to develop or deliver specialized courses to our customers in the expected time frame. Even if we do receive necessary materials from third parties, our employees and consultants must complete their work in a timely manner or we will not meet customer expectations. In the past, we have experienced delays in obtaining access to our customers' experts, which has contributed to a longer development cycle and inefficient allocation of our resources. Any prolonged delays, even when caused by our customers, can result in failure to satisfy a customer's demands and damage our reputation.

OUR PLANS TO EXPAND THE SCOPE OF OUR COURSES TO FIELDS OTHER THAN INFORMATION TECHNOLOGY DEPEND ON OUR ABILITY TO DEVELOP RELATIONSHIPS WITH EXPERTS, AND IF WE ARE UNABLE TO ATTRACT THE RIGHT EXPERTS, WE MAY NOT BE SUCCESSFUL IN ENTERING NEW FIELDS.

Our strategy involves broadening the fields presently covered by our courses. In particular, to date we have been primarily focused on courses in the information technology area. We are currently planning to develop and introduce new course offerings in financial services and other fields. These new course offerings may encompass areas in which we have little or no experience or expertise. Therefore, our ability to expand our courses into these areas will depend in part on our ability to negotiate and execute content development relationships with recognized experts or leading corporations in the new fields. If we cannot locate these experts, we may fail to develop the courses that our current and future customers will demand. The failure to expand our course offerings to new fields could constrain our revenue growth and harm our future prospects.

TO REMAIN COMPETITIVE, WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY.

Rapidly changing technologies, frequent new service introductions, short development cycles and evolving standards characterize the e-learning market. We must adapt to rapidly changing technologies by maintaining and improving the performance features and reliability of our courses. We may experience technical difficulties that could delay or prevent the successful development, introduction or marketing of new courses and related services. For instance, adding capabilities to deliver video over the Internet to our courses may be desired by some customers, but may nevertheless pose a serious technical challenge and could have a negative impact on our ability to develop and deliver courses on a profitable basis. In addition, any new enhancements to our courses must meet the requirements of our current and prospective customers and participants. We could incur substantial costs to modify our services or infrastructure to adapt to rapid technological change.

IF WE FAIL TO EFFECTIVELY MANAGE OUR RAPID GROWTH, WE MAY MISS MARKET OPPORTUNITIES THAT COULD SEVERELY IMPACT OUR ABILITY TO COMPETE.

Our recent rapid growth and future anticipated growth has placed and is likely to continue to place a considerable strain on our managerial resources. We have grown from 33 employees on January 1, 1998 to 427 employees on June 30, 2001. We plan to continue to expand our sales and marketing, administration, content and technology development and tutoring organizations. In order to manage this growth effectively, we will need to improve our financial and managerial controls as well as our reporting systems and procedures. We will also need to expand, train and manage our expanding work force. If we fail to manage our growth effectively, we will not be able to capitalize on attractive business opportunities and may fail to adequately support our existing customer base. Should this occur, our reputation and competitive position could be seriously damaged.

IF WE DO NOT DEVELOP INDIRECT SALES CHANNELS, WE MAY MISS SALES OPPORTUNITIES.

Through June 30, 2001, more than 90% of our sales have been made through direct sales efforts. We believe that we will need to diversify our sales efforts to be successful. If we do not develop indirect sales channels, we may miss sales opportunities. We are currently investing in personnel and marketing activities to develop indirect sales channels, particularly through our relationships with EDS, KPMG and other system integrators and consulting firms who provide learning as an additional service to their clients.

Although we are currently investing to develop these indirect sales channels, we may not succeed in establishing a channel that can effectively market our e-learning solutions on a profitable basis. Our direct sales force may compete with these resellers, and we may not be able to manage conflicts across our direct and indirect sales channels. Our focus on increasing sales through our indirect channel may divert management resources and attention from direct sales. Conflicts across sales channels could cause us to encounter pricing pressures and lose revenue opportunities, which could harm our business and cause our operating results to decline.

THE EXPECTED GROWTH IN OUR BUSINESS REQUIRES CONTINUOUS IMPROVEMENT IN THE CAPACITY OF OUR TECHNOLOGY INFRASTRUCTURE AND A FAILURE TO COORDINATE SUCH IMPROVEMENTS WITH OUR GROWTH COULD LEAD TO CUSTOMER DISSATISFACTION AND REVENUE LOSSES.

In order to address the expected growth in our business, we must continue to improve the capacity of our technology infrastructure. Our success requires the continuing and uninterrupted performance of our internal computer network and Internet course servers. Any system failure that causes interruptions or delays in our ability to make our courses accessible to customers could reduce customer satisfaction. If sustained or repeated, a system failure could reduce the attractiveness of our courses and services, resulting in significant revenue losses. We are particularly vulnerable to network failures during periods of rapid growth when our roster of courses and participants can outpace our network capacity. The continued viability of our business requires us to support multiple participants concurrently and deliver fast response times with minimal network delays. We continue to add system capacity, but we may not adequately address network capacity, especially during periods of rapid growth. Any failure to meet these capacity requirements could lead to additional expenditures, lost business opportunities and damage to our reputation and competitive position.

ANY FAILURE OF, OR CAPACITY CONSTRAINTS IN, THE SYSTEMS OF THIRD PARTIES ON WHICH WE RELY COULD ADVERSELY AFFECT OUR BUSINESS.

Our success is highly dependent on the consistent performance of our Internet and communications infrastructure. Our communications hardware and some of our other computer hardware operations are located at the facilities of Exodus Communications, Inc. in Santa Clara, California. Unexpected events such as natural disasters, power losses and vandalism could damage our systems. Telecommunications failures, computer viruses, electronic break-ins, earthquakes, fires, floods, other natural disasters or other similar disruptive problems could adversely affect the operation of our systems. Despite precautions we have taken, unanticipated problems affecting our systems in the future could cause interruptions or delays in the delivery of our courses.

Our telecommunications provider and Exodus together provide us with our Internet connection. Their failure to provide sufficient and timely data communications capacity and network infrastructure could cause service interruptions or slower response times, resulting in customer dissatisfaction. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in our systems. We could be required to make capital expenditures in the event of damage. Any system failures could adversely affect customer usage in any future quarters, which could adversely affect our revenues and operating results and harm our reputation with corporate customers, subscribers and commerce partners.

We do not currently have fully redundant systems or a formal disaster recovery plan. Our Web site must accommodate a high volume of traffic and deliver courses and other information in a timely manner. If our Web site fails for any reason or if we experience periods of unscheduled downtimes, even for a short period of time, our business and reputation would be materially harmed. We cannot accurately project the rate or timing of any increases in traffic to our Web site and the failure to expand and upgrade the Web site or any system error, failure or extended downtime could materially harm our business, reputation, financial condition or results of operations.

Our facilities in the State of California, including our corporate headquarters and our Exodus facility, are currently subject to electrical blackouts as a consequence of a shortage of available power. In the event these blackouts continue to increase in severity, they could disrupt the operations of our affected facilities and our business could be seriously harmed. In addition, prices for electricity have risen dramatically, and are likely to continue to be high, relative to prior quarters, in the foreseeable future. Such price changes will increase our operating costs, which could adversely impact our financial results.

OUR INTERNATIONAL EXPANSION COULD SUBJECT US TO NEW RISKS BECAUSE OF CURRENCY AND POLITICAL CHANGES, LEGAL AND CULTURAL DIFFERENCES OR ECONOMIC INSTABILITY.

Our strategy includes international expansion of our business. Our current plans include the continued growth of our European operations based in the United Kingdom, which began during the first quarter of fiscal 2001, as well as the creation of a partner-based support infrastructure for customers around the world. In addition, in April and August 2001 with the acquisition of a small company and now LBI, we have expanded our course development organization and technology resources in India. In the United Kingdom, we could be affected by political and monetary changes, including European unification and the introduction of the Euro. In India, we could be affected by political and monetary changes, including the war in Afghanistan and the political instability it is creating in neighboring Pakistan.

This international expansion will require significant management attention and financial resources and could harm our financial performance by increasing our costs. We have very limited experience in marketing, selling and distributing courses internationally. We currently have approximately 175 employees located outside of the United States, with approximately 150 employees in India. We could become subject to additional risks as we expand internationally, including:

     -    difficulties in staffing and managing international operations;

     - inability to develop content localized for international jurisdictions;

     - protectionist laws and business practices that favor local competition;

     -    multiple, conflicting and changing governmental laws and regulations;

     -    slower adoption of e-learning solutions;

     -    different learning styles;

     -    longer sales and payment cycles;

     -    difficulties in collecting accounts receivable;

     -    fluctuations in currency exchange rates;

     - political and economic instability, including the war in Afghanistan and the potential for more terrorist acts;

     -    adverse tax consequences;

     - little or no protection of our intellectual property rights in certain foreign countries;

     - increases in tariffs, duties, price controls or other restrictions on foreign currencies; and

     -    trade barriers imposed by foreign countries.

If we encounter these problems in connection with our current and future expansions internationally, our revenues could fall below expectations, which would harm our business and operating results. In this event, our stock price could decline.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND OUR INTERNET DOMAIN NAME COULD LEAD TO UNAUTHORIZED USE OF OUR COURSES OR RESTRICT OUR ABILITY TO MARKET OUR COURSES.

Our success depends on our ability to protect our proprietary rights and technology. We rely on a combination of copyrights, trademarks, service marks, trade secret laws and employee and third-party nondisclosure agreements to protect our proprietary rights. Despite our efforts, unauthorized parties may attempt to duplicate or copy our courses or our delivery technology or obtain and use information that we regard as proprietary. The laws of many countries do not protect our proprietary rights to the same extent as the laws of the United States. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we provide our courses and services.

We have registered the trademark DigitalThink and we own the domain name digitalthink.com. It is possible, however, that third parties could acquire trademarks or domain names that are substantially similar or conceptually similar to our trademarks or domain names. This could decrease the value of our trademarks or domain names and could hurt our business. The regulation of domain names in the United States and in foreign countries could change. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. As a result, we may not acquire or maintain exclusive rights to our domain names in the United States or in other countries in which we conduct business.

We may from time to time encounter disputes over rights and obligations concerning intellectual property. We obtain the content for many of our courses from our customers and it is possible that the use of this content may subject us to the intellectual property claims of third parties. Although we generally seek indemnification from our customers to protect us from these types of claims, we may not be fully protected from extensive damage claims or claims for injunctive relief. Our customers may assert that some of the courses we develop for our general catalog or under contract with other customers may improperly use their proprietary content. Our involvement in any litigation to resolve intellectual property ownership matters would require us to incur substantial costs and divert management's attention and resources. We cannot predict the effect of a failure to prevail in any litigation of this kind.

PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN OUR CONTROL, EVEN IF THIS WOULD BE BENEFICIAL TO STOCKHOLDERS.

Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

     - A Shareholder Rights Plan that grants existing stockholders additional rights in the event that a single holder acquires greater than 15% of our shares;

     - a classified board of directors, in which our board is divided into three classes with three year terms with only one class elected at each annual meeting of stockholders, which means that a holder of a majority of our common stock will need two annual meetings of stockholders to gain control of the board;

     - a provision which prohibits our stockholders from acting by written consent without a meeting;

     - a provision which permits only the board of directors, the president or the chairman to call special meetings of stockholders; and

     - a provision which requires advance notice of items of business to be brought before stockholders meetings.

Amending any of the above provisions will require the vote of the holders of 66 2/3% of our outstanding common stock.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Some of the statements under "Prospectus Summary," "Factors Affecting Future Results," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include those listed under "Risk Factors" and elsewhere in this prospectus.

          This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Factors Affecting Future Results." These factors may cause our actual results to differ materially from any forward-looking statement.

          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                 USE OF PROCEEDS

          We will not receive any proceeds from the sale of the shares by the selling stockholders in the offering. We will pay for costs relative to the registration of the shares.

                              SELLING STOCKHOLDERS

          In this prospectus, we refer to the entities or individuals listed below and any family member, trust or trust instrument to whom they may rightfully transfer their shares as "selling stockholders." The following table sets forth certain information as of October 26, 2001 with respect to each selling stockholder:



     NAME OF SELLING STOCKHOLDER           NUMBER OF SHARES       PERCENTAGE           NUMBER OF SHARES WHICH MAY BE
                                        BENEFICIALLY OWNED (1)                             SOLD PURSUANT TO THIS
                                                                                              PROSPECTUS (2)
--------------------------------------------------------------------------------------------------------------------
     New Millennium Investments               1,313,992               3.7                        1,313,992
                                              ---------                                          ---------
     P.T. Indo Bharat Rayon                      67,725                *                            67,725
     Ganapathi Sivaramakrishnan                  20,318                *                            20,318
     Bharat K. Singh                             13,972                *                            13,972
     G. K. Tulsian                               13,972                *                            13,972
     Ashish Dwivedi                               6,773                *                             6,773
                                              ---------                                          ---------
     TOTAL:                                   1,436,752                                          1,436,752
                                              ---------                                          ---------


* Less than 1% of our outstanding common stock.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Except as subject to community property laws where applicable, we believe, based on the information furnished by the selling stockholders, that the persons and entities named in the above table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) This registration statement also shall cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the shares separately or together, from time to time on the over-the-counter market at prices and on terms prevailing at the time of any such sale. Any such sale may be made:

         - in broker's transactions through broker-dealers acting as agents;

         -        in transactions directly with market makers; or

         - in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved.

         The selling stockholders will pay:

         -        selling commissions or brokerage fees, if any;

         -        all applicable transfer taxes; and

         - all fees and costs of counsel incurred in connection with the sale.

         During such time as the selling stockholders may be attempting to sell shares registered hereunder, they will:

         (1) not engage in any stabilization activity in connection with any of our securities;

         (2) furnish copies of this prospectus, as supplemented or amended, to each person to whom shares may be offered; and

         (3) not bid for or purchase any of our securities other than permitted under the Exchange Act.

         The selling stockholders, and any other persons who participate in the sale of the shares, may be deemed to be "Underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

         With regard to the shares, we have agreed to maintain the effectiveness of this registration statement until two years after the effective date of this registration statement or less if the distribution described herein has been completed.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. We agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby has been passed upon for DigitalThink by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, investment partnerships composed of individuals associated and members employed by Wilson Sonsini Goodrich & Rosati beneficially own an aggregate of approximately 3,285 shares of DigitalThink common stock.


                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from DigitalThink, Inc.'s Annual Report on 10-K for the year ended March 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The LearingByte International, Inc. financial statements incorporated into this prospectus by reference from the DigitalThink, Inc. Form 8-K as filed on August 22, 2001 and the DigitalThink, Inc. Form 8-K/A as filed on October 26, 2001, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about DigitalThink and the shares of common stock offered, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the SEC.

We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's following Regional Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; 5670 Wilshire Boulevard, 11th Floor, Los Angeles, CA 90036 and 233 Broadway, New York, NY 10279 . Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Additional information about us may be found on our web site at http://www.digitalthink.com. Information contained on our web site does not constitute part of this prospectus.


                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering is completed.

         The documents we incorporate by reference are:

         1. Our Annual Report on Form 10-K for the fiscal year ended March 31, 2001,

         2. Our Proxy Statement on Form 14A for the fiscal year ended March 31, 2001,

         3.       Our Quarterly Report on Form 10-Q for the quarter ended June
                  30, 2001,


         4. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001,


         5.       Our 8-K filed on August 22, 2001, as amended on October 26,
                  2001 and

         6. The description of our common stock contained in our registration statements on Form 8-A as filed with the SEC on December 28, 1999 and September 29, 2000.

         Any statement contained in a document that is incorporated by reference will be modified or superceded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superceded will not be deemed a part of this prospectus except as so modified or superceded.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Investor Relations, DigitalThink, Inc., 1098 Harrison Street, San Francisco CA 94103, telephone (415) 625-4000

         You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Also, this prospectus does not offer to sell any securities other than the securities covered by this prospectus. You should not assume that the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the document.

         Shares of our common stock are traded on the Nasdaq National Market. Documents we file can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

              The following table shows the costs and expenses, payable by DigitalThink in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


     SEC registration fee                   $    2,830.28
     Legal fees and expenses                       25,000
     Accounting fees and expenses                  15,000
     Miscellaneous expenses                        20,000
                                            -------------
     Total                                  $   62,830.28
                                            =============


     ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require DigitalThink among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities, including liabilities under the Securities Act.

        Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Certificate have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling DigitalThink pursuant to the foregoing provisions and agreements, DigitalThink has been informed that in the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     ITEM 16. EXHIBITS

     5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

     23.1  Independent Auditors' Consent (Deloitte & Touche LLP)

     23.2  Consent of Counsel (included in Exhibit 5.1)

     23.3  Independent Auditors' Consent (KPMG LLP)

     24.1  Power of Attorney (See II-4)


     ITEM 17. UNDERTAKINGS

        DigitalThink undertakes:

1. That, for the purpose of determining any liability under the Securities Act, each filing of DigitalThink's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

              2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of DigitalThink pursuant to the foregoing provisions, or otherwise, DigitalThink has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by DigitalThink of expenses incurred or paid by a director, officer, or controlling person of DigitalThink in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, DigitalThink will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              3. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              4. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, as amended, DigitalThink has duly caused this amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 7th day of December, 2001.

                                         DIGITALTHINK, INC.

                                         By:                  *
                                             -----------------------------------
                                                        Jon C. Madonna
                                             Chief Executive Officer & President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                                           TITLE                                       DATE
              ---------                                           -----                                       ----
                  *                          Chief Executive Officer, President and Director            December 7, 2001
------------------------------------         (principal executive officer)
           Jon C. Madonna


                  *                          Vice President, Chief Financial Officer                    December 7, 2001
------------------------------------         (principal financial and accounting officer)
           Michael W. Pope


                  *                          Chairman of the Board of Directors                         December 7, 2001
------------------------------------
          Peter J. Goettner


                  *                          Director                                                   December 7, 2001
------------------------------------
          E. Follett Carter


                  *                          Director                                                   December 7, 2001
------------------------------------
          Steve L. Eskenazi


                  *                          Director                                                   December 7, 2001
------------------------------------
         Samuel D. Kingsland


                  *                          Director                                                   December 7, 2001
------------------------------------
        William H. Lane, III


                  *                          Director                                                   December 7, 2001
------------------------------------
         Roderick C. McGeary


* By: /s/ Michael W. Pope                                                                               December 7, 2001
------------------------------------
          Michael W. Pope
          Attorney-in-fact

                                  EXHIBIT INDEX

    EXHIBIT
    NUMBER     DESCRIPTION OF DOCUMENT
    ------     -----------------------
      5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation

     23.1      Independent Auditors' Consent (Deloitte & Touche LLP)

     23.2      Consent of Counsel (included in exhibit 5.1)

     23.3      Independent Auditors' Consent (KPMG LLP)

     24.1*     Power of Attorney (see page II-4)

----------

* Previously filed.